Exhibit 10.7

Strategic Cooperation Agreement

New Zealand Agritech Inc

Cullen Agricultural Technologies Inc

STRATEGIC COOPERATION AGREEMENT

Date: 11 August 2009

PARTIES

New Zealand Agritech Inc (Agritech)

Cullen Agricultural Technologies Inc (Cullen)

BACKGROUND

A
Agritech is the representative body of New Zealand’s agricultural technology sector, and represents a membership of suppliers across a diverse range of industry categories.  Agritech strongly advocates New Zealand’s pasture-based farming system.

B
Cullen is a USA-incorporated research and development company committed to the development and commercialisation of advanced agricultural technologies, primarily focused on the animal food sector.  Cullen provides advisory services associated with the implementation of more efficient farming techniques, and promotes a methodology that incorporates components of New Zealand’s pasture-based farming system.

C
Although wishing to maintain their independence, the parties agree that their respective activities are complementary and that their participation in a strategic alliance will be mutually beneficial, and also of benefit to members of Agritech.

THE PARTIES AGREE

1	INTERPRETATION

1.1	In the interpretation of this Agreement, unless the context otherwise requires:

(a)	references to the parties include their respective executors, administrators, successors and permitted assigns;

(b)	references to persons include a reference to a body corporate and to an unincorporated body of persons;

(c)	words in the singular shall include the plural and vice versa; and

(d)	headings have been inserted for convenience only and shall not affect the construction of this Agreement.

STRATEGIC COOPERATION AGREEMENT

2	PARTICIPANTS AND TERRITORY

2.1	This Agreement is between:

(a)	New Zealand Agritech Inc operating from PO Box 303 089 North Harbour, North Shore 0751, New Zealand (as that address may be amended from time to time); and

(b)	Cullen Agricultural Technologies Inc operating from 22 Barnett Shoals Road Watkinsville, GA 30677, United States of America (as that address may be amended from time to time).

2.2
The alliance between the parties being the subject matter of this Agreement applies specifically to the USA’s South Eastern States including Alabama, Georgia, Mississippi, North Carolina, South Carolina, and Tennessee, and neighbouring States including Arkansas and Louisiana.  The parties agree that this Agreement shall extend to other areas in the USA and elsewhere as and when Cullen commences activities in those areas.

3	BUSINESS ACTIVITIES

3.1
Agritech seeks to assist New Zealand agricultural technology industry participants succeed domestically and internationally in the commercial development of existing and emerging products and technologies.  The provision of such assistance invariably involves advocating New Zealand’s pasture-based farming system (in whole or part) and associated products and technologies.

3.2
Members of Agritech pay a fee for the benefits of representation.  Agritech endeavours to deliver value to its members including by way of developing opportunities for members to penetrate and establish marketing presence and success in new markets.  In doing so, Agritech enhances its ability to retain existing members and attract new members.

3.3
Cullen advises on the implementation of industry-changing technologies and strongly promotes components of New Zealand’s pasture-based farming system following adaptation to local conditions.  Current operations involve the USA and international expansion is likely in time.

3.4	In the performance of its activities, Cullen has opportunity to promote the interests of Agritech (pursuant to clause 3.2) and its members. Further information is contained at clause 4.

STRATEGIC COOPERATION AGREEMENT

3.5
The parties agree that the existence of this Agreement does not prevent or prohibit either of them maintaining or forming business relationships or alliances with any other person or provider of services whether or not similar to or the equivalent of the services provided by a party under this Agreement, provided that although exclusivity is not an agreed term of this Agreement, Cullen shall be Agritech’s “preferred partner” in the jurisdictions in which Cullen operates and Agritech shall be Cullen’s “preferred partner” in the context of its standing as a representative body of New Zealand’s agricultural technology sector within New Zealand.  Accordingly, where the circumstances permit (having regard to any relevant commercial factors), each party will when conducting its operations seek to promote to the other the opportunity to realise the benefit of the operation of this Agreement in accordance with its terms.

4	CONTRIBUTION

4.1
In the performance of its activities, Cullen has opportunity to assist members of Agritech mitigate barriers to market entry and to provide opportunity to realise the potential of growth available in various markets.  These opportunities will arise by way of Cullen (without limitation):

(a)
providing information and expertise on local market conditions (including indication of likely volume of demand, assistance with sales and marketing strategy, and details of alternative products, technologies and competitors);

(b)	identifying new products and technologies for development (including sufficient variations of existing products and technologies);

(c)	testing emerging and existing products and technologies in local, commercial conditions and providing feedback, thereby assisting with refinement and development;

(d)	providing local history of use and credibility by association with Cullen;

(e)	securing local implementation of products and technologies, thereby giving access to market, penetration and brand promotion;

(f)	stimulating demand and delivering distribution opportunities of substantial size, thereby offering significant financial benefit; and

(g)	identifying and accessing suitable distribution partners and networks, thereby mitigating risks of direct exporting.

STRATEGIC COOPERATION AGREEMENT

4.2
The matters set out in clause 4.1 are of significant commercial value to Agritech’s members, and will promote the benefits and value of membership.  Accordingly, the potential of these matters constitute sufficient consideration for Agritech’s entry into this Agreement.

4.3
In accordance with clause 4.2, Agritech will actively promote its alliance with Cullen as per this Agreement and will facilitate and support business relationships between Cullen and its members having regard to Cullen as a “preferred partner”.  Such relationships could take the form of a joint venture, strategic alliance or preferred supplier arrangement, in addition to other forms that may be available.

5	COMMERCIAL TERMS

5.1	Agritech shall not pay any fee, commission or any other form of remuneration whatsoever to Cullen in consideration for the existence or performance of this Agreement.

5.2
Cullen shall be entitled to negotiate preferred terms of supply with members of Agritech in consideration of the services offered in accordance with clause 4.1.  Any such terms will be negotiated between Cullen and the member of Agritech on a case by case basis.

5.3
Cullen shall be entitled to negotiate the payment of fees by a member of Agritech in consideration of the services offered in accordance with clause 4.1.  The fees may be in the nature of a facilitation fee, management fee or fees otherwise agreed between Cullen and the member.  Any such fee will be negotiated between Cullen and the member of Agritech on a case by case basis, and will reflect the value of the services to be performed by Cullen in the circumstances.

5.4
During the term of this Agreement, Cullen shall make payment to Agritech (annually in arrears, and pro rata upon its termination) after having regard to its dealings with members of Agritech and the alliance it shares with Agritech.  Any such payment will be agreed between Cullen and Agritech on a case by case basis, with the parties acting in good faith and having regard also to the following principles:

(a)	Agritech is a not-for-profit organisation seeking to recover its reasonably and properly incurred operating costs only;

(b)	Cullen will benefit from only some of Agritech’s activities and its interests are not necessarily aligned with all Agritech members;

STRATEGIC COOPERATION AGREEMENT

(c)
Agritech is able to and will endeavour to obtain receipts from a variety of revenue streams without reliance on Cullen, including contributions made by corporate sponsors and the Government, in addition to membership fees and other forms of commercial revenue; and

(d)	a payment by Cullen to Agritech may not apply on a commission basis to every fee received by Cullen pursuant to clause 5.3.

5.5
For the avoidance of doubt and subject to clause 5.4, no fee, commission or any other form of payment whatsoever will be payable by Cullen to Agritech in respect of any relationship formed pursuant to clause 4.3, and Agritech unconditionally and irrevocably acknowledges that it shall have no right, claim or interest in any such relationship or its resulting financial performance.

6	REPRESENTATIONS AND WARRANTIES

6.1	The parties each represent and warrant that:

(a)
all corporate resolutions and approvals required by law and pursuant to constitutions to which it is party necessary to approve the entry into the transaction contemplated by this Agreement have been passed or given, and remain in force; and

(b)	this Agreement has been validly entered into by them and is binding on them.

7	DISPUTE RESOLUTION

7.1
In the event of any dispute under this Agreement, the parties will make a good faith effort to resolve the dispute at the senior executive level for a period of 45 days following notice thereof before pursuing any alternative process or action of resolution or enforcement.  At the expiration of that period, any unresolved dispute shall be determined in accordance with the Arbitration Act 1996.

8	TERMINATION

8.1	This Agreement may be terminated upon three (3) months’ notice in writing by either party.

STRATEGIC COOPERATION AGREEMENT

9	ANNOUNCEMENTS

9.1	The parties will jointly agree the form and content of any public announcement made referencing or concerning the existence or subject matter or termination of this Agreement.

10	MISCELLANEOUS

10.1	Further Assurances
The parties shall promptly do all acts and things necessary (or, as the case may be, procure that all acts and things necessary are done) as may be required to give effect to the subject matter of this Agreement.

10.2	Entire Agreement
The provisions of this Agreement constitute the entire agreement between the parties and supersede all previous agreements and communications, whether verbal or written, between the parties with respect to the subject matter of this Agreement.

10.3	Amendments
No amendments to this Agreement will be effective unless it is in writing and signed by all parties to this Agreement.

10.4	Counterparts
This Agreement may be executed in any number of counterparts.  Once a party has executed a counterpart, and the other party has received a copy of the signed counterpart, that counterpart shall be deemed to be as valid and binding on the party executing it as if it had been executed by both the parties.

STRATEGIC COOPERATION AGREEMENT

10.5	Governing law
This Agreement shall be governed by New Zealand law.  The parties submit to the non-exclusive jurisdiction of the courts of New Zealand.

IN WITNESS of which this Agreement has been executed:

New Zealand Agritech Inc by:	Cullen Agricultural Technologies Inc by:

/s/	/s/ Eric Watson
Director/Authorised signatory	Director/Authorised signatory

/s/ Loendelyn Ward	/s/ Don Stanway
Witness signature	Witness signature

Witness name	Witness name

Witness Occupation	Witness Occupation

Witness address	Witness address